EXHIBIT 2

         This REORGANIZATION AGREEMENT is entered into as of this 5th day of January, 1998 among Wavetech, Inc. ("Wavetech"), a corporation organized and existing under the laws of the State of New Jersey, Wavetech Interim, Inc. ("Interim"), a corporation organized and existing under the laws of the State of Nevada, and Imagitel, Inc. ("Imagitel"), a corporation organized and existing under the laws of Nevada.

         WHEREAS, Wavetech desires to acquire Imagitel through the merger of Interim with and into Imagitel (the "Merger");

         WHEREAS, the respective Boards of Directors of Wavetech, Interim and Imagitel have approved such Merger pursuant to the terms and conditions of this Reorganization Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, Wavetech, Interim and Imagitel hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1. CERTAIN DEFINITIONS : AS USED IN THIS REORGANIZ4TION AGREEMENT The following terms shall have the meanings set forth below:

         AFFILIATED PERSON. This means, with respect to Imagitel or Wavetech, any (i) officer or director of such company or any subsidiary of such company;
(ii) a shareholder of such company that owns, or has the right to acquire, more than five percent (5%) of the company's Common Stock on a fully diluted basis;
(iii) an entity that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such company or such company's subsidiary; or (iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of such company or of any subsidiary or any company shareholder described in clause (ii) above.

         BENEFIT PLANS. All employee benefit plans within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee of, or current or former beneficiary, dependent or assignee of any such employee or former employee.

         CERTIFICATE OF MERGER. The Certificate of Merger to be executed by Interim and Imagitel and in a form appropriate for filing with the Secretary of State of Nevada, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         CLOSING DATE. The terms Closing and Closing Date shall have the meanings ascribed to them in Section 2.2 hereof.

         CODE. The Internal Revenue Code of 1986, as amended.

         CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

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         EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Certificate of Merger.

         IMAGITEL.   Imagitel,  Inc.  a  Nevada  corporations  headquartered  in
Houston, Texas. Where the context permits, Imagitel shall include all subsidiary entities.

         IMAGITEL COMMON STOCK. The common stock, no par value share, of Imagitel.

         IMAGITEL SHAREHOLDER APPROVAL. This term shall mean the approval by the requisite vote of the shareholders of Imagitel at the Imagitel Shareholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         IMAGITEL SHAREHOLDERS' MEETING. The meeting of the shareholders of Imagitel at which the Merger shall be voted upon.

         INTERIM. Wavetech Interim, Inc. a Nevada corporation and a wholly-owned subsidiary of Wavetech.

         MERGER.   The  merger  of  Interim  with  and  into  Imagitel  as  more particularly set forth herein and in the Plan of Merger.

         PERSON. An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.

         PROXY STATEMENT. The proxy statement which shall be furnished to the Wavetech shareholders in connection with the solicitation by the Wavetech Board of Directors of proxies for the approval of this Reorganization Agreement and the matters contemplated hereby.

         REGULATIONS. The regulations issued by the Internal Revenue Service under the Code.

         REGULATORY   APPROVALS.   Any   approvals  or  consents  of  Regulatory
Authorities, which approvals or consents are necessary or reasonably desirable in connection with the consummation of the transactions contemplated herein.

         REGULATORY AUTHORITY. Any federal or state governmental agency or authority charged with the supervision or regulation of Wavetech or Imagitel, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.

         REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.

         SEC. The Securities and Exchange Commission.

         SECURITIES ACT. The Securities Act of 1933, as amended.

         SHAREHOLDER APPROVALS. The Imagitel Shareholders' Approval and the Wavetech Shareholders' Approval.

         SURVIVING CORPORATION. The surviving corporation after consummation of the Merger, which shall be Imagitel.

         WAVETECH. Wavetech, Inc. a New Jersey corporation headquartered in Tucson, Arizona. Where the context permits, references to Wavetech shall include all subsidiary entities.

         WAVETECH COMMON STOCK. The common stock, par value $0.001 per share, of Wavetech.

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         WAVETECH  SHAREHOLDER  APPROVALS.  THIS term shall mean, as the context may require, the duly authorized written consent of Wavetech to the Merger (as sole shareholder of Interim) and the approval by the requisite vote of the shareholders of Wavetech at the Wavetech Shareholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         WAVETECH SHAREHOLDERS' MEETING. The meeting of the shareholders of Wavetech at which the Merger shall be voted upon.

                              ARTICLE 2. THE MERGER

          2.1. GENERAL PROVISIONS. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, at the Effective Time, Interim shall be merged with and into Imagitel, which shall be the Surviving Corporation and become a wholly-owned subsidiary of Wavetech. At the Effective Time, the separate corporate existence of Interim shall cease. Wavetech and Imagitel hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.

          2.2 THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Article 7 and Article 8 hereof (the "Closing Date"), at the offices of Imagitel located at 5120 Woodway Drive, Suite 7007, Houston, Texas 77056,or ' at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by June 30, 1998, either party hereto shall have the right to terminate this Reorganization Agreement.

         2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Imagitel into shares of Wavetech shall be as set forth in the Plan of Merger.

          2.4. SHAREHOLDER APPROVALS. Each of Wavetech and Imagitel shall call their respective Shareholders Meetings in accordance with the applicable provisions of Nevada law and federal securities laws (as applicable) for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meetings shall be held as soon as practicable. The board of directors of each of Wavetech and Imagitel shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to their respective shareholders and use their best efforts to obtain the approval of this Reorganization Agreement and the Merger. Wavetech shall also take any reasonable action required to be taken under the federal securities laws and blue sky laws in connection with the issuance of Wavetech Common Stock in the Merger. Wavetech shall prepare the Proxy Statement, which shall be acceptable to Imagitel, in its sole discretion. The Proxy Statement shall be mailed to the Wavetech shareholders as soon as reasonably practicable after it becomes permissible to do so under applicable federal securities laws, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals.

         2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, Wavetech and Imagitel shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by Wavetech and Imagitel, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the appropriate Regulatory Authorities, the shareholders of Imagitel and Wavetech, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third Person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third Person, except to the extent that any Person is legally required to proceed prior to obtaining the approvals of the other parties. Wavetech shall be responsible for all filings fees associated with the Regulatory Approvals.

         2.6 TAX TREATMENT. Wavetech and Imagitel intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

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         2.7.  OPTIONS.  At the Effective  Time,  all  outstanding  obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the hereto which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel ("Options"), shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio (as defined in the Plan of Merger).

              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF IMAGITEL

         Imagitel hereby represents and warrants to Wavetech the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 3 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Wavetech, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Imagitel.

         3.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Imagitel is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Imagitel makes such license or qualification necessary.

         3.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Imagitel. Other than the Imagitel Shareholder Approval, no other corporate acts or proceedings on the part of Imagitel are required or necessary to authorize this Reorganization Agreement or the Merger.

         3.3. BINDING EFFECT. Subject to receipt of the Shareholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Imagitel, enforceable against Imagitel in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Imagitel in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Imagitel and enforceable against Imagitel in accordance with its terms, subject to the exceptions in the previous sentence.

         3.4. CAPITALIZATION OF IMAGITEL. The authorized capital stock of Imagitel consists solely of (i) 1,000,000 authorized shares of common stock (no par value), of which 210,526 shares are issued and outstanding. All of the issued and outstanding shares of Imagitel are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 3.4 attached hereto or expressly referenced elsewhere herein, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Imagitel, or pursuant to which Imagitel is or may become obligated to issue any shares of its capital stock. None of the shares of the Imagitel Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Imagitel's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Imagitel does not hold any equity securities of any other company or legal entity except for shares in RRV Enterprises, Inc., a Texas corporation, and DDD Calling, Inc., a Texas corporation, Zapcom International, Inc., a Nevada corporation and Contest Central, LLC, a Texas limited liability company. Imagitel, Inc. owns 100% of the outstanding shares of capital stock of such subsidiaries and there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of such subsidiaries.

         3.5. ABSENCE OF DEFAULTS. Imagitel is not in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Imagitel is not in default under, or in violation of, any agreement to which Imagitel is a party, the effect of which default or violation would have a material adverse effect on Imagitel or its business operations or prospects. Except as disclosed in Schedule 3.5 hereto, Imagitel is not in violation of any applicable law, rule or regulation, the effect of which violation would have a material adverse effect on Imagitel or its business operations or prospects.

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         3.6  NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Imagitel is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Imagitel, or
(iv) violate any provisions of Imagitel's Certificate of Incorporation or Bylaws. To the best of Imagitel's knowledge, no other party to any material agreement to which Imagitel is a party is in default thereunder or in breach of any provision thereof. To the best of Imagitel's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         3.7. NECESSARY APPROVALS. Imagitel has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Imagitel. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Imagitel in connection with the execution and delivery of this Reorganization Agreement or the consummation by Imagitel of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 3.7 hereto, Imagitel is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Imagitel as a result of this Reorganization Agreement.

         (b) Schedule 3.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Imagitel or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         3.8 FINANCIAL STATEMENTS. The financial statements of Imagitel's subsidiaries (the "Imagitel Financial Statements") which have been provided to Wavetech, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of the respective entities at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Imagitel have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Imagitel. Only RRV Enterprises, Inc. has audited financial statements, all other subsidiaries of Imagitel have unaudited financial statements that are only internal statements and all information contained therein should be verified by Wavetech's auditors.

         3.9. TAX RETURNS. Imagitel files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 3 1. Imagitel has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Imagitel has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Imagitel is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Imagitel does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Imagitel does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Imagitel which, if determined adversely, would result in the assertion of any deficiency.

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         3.10.  UNDISCLOSED  LIABILITIES.  Except for the liabilities  which are disclosed in the Imagitel Financial Statements or as set forth on Schedule 3.10 hereto, Imagitel has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1996, there has been (i) no material adverse change in the business or operations of Imagitel, (ii) no incurrence by or subjection of Imagitel to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Imagitel not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Imagitel Financial Statements at and for the periods subsequent to December 31, 1996.

         (b) Except as set forth in Schedule 3.10 hereto, Imagitel. has not since December 31, 1996 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Imagitel or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Imagitel or any subsidiary in the future.

         (c) Since December 31, 1996, Imagitel's accounts payable have been accrued and paid in a manner consistent with Imagitel's prior practice and at no point in time since December 31, 1996 have Imagitel's aggregate past due accounts payable been more than $125,000.

         (d) Imagitel has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its percentage of interstate use ("PIU") to such carriers. As of September 30, 1997, Imagitel does not have, and at the Closing Imagitel will not have, any liability on account of PIU. Imagitel does not have material revenues associated with international traffic. The subsidiaries of Imagitel will not have any operating loss in excess of $500,000 for the period from inception through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents or distributors, governmental entities or other Persons, and
(iii) and potential litigation costs related to any of the foregoing.

         3.11. TITLE TO PROPERTIES, ENCUMBRANCES. Imagitel has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3. 11 hereto.

         3.12. LITIGATION. Except as shown on Schedule 3.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Imagitel, or to its knowledge affecting Imagitel, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Imagitel, and Imagitel knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Imagitel specifically or to which Imagitel is subject.

         3.13. REPORTS. Imagitel has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Imagitel.

         3.14. BROKERS. Except as provided in its contracts with Seruus Ventures LLC and Maverick Management Group, Imagitel has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

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         3.15.  EXPENDITURES.   Schedule  3.15  hereto  sets  forth  any  single
expenditure of $75,000 or more proposed to be made by Imagitel after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Imagitel will advise Wavetech of any changes to Schedule 3.15 hereto reflecting additions or deletions thereto since the date hereof.

         3.16 INSURANCE. Schedule 3.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Imagitel, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Imagitel taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Imagitel that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         3.17. CONTRACTS AND COMMITMENTS. Schedule 3.17 hereto sets forth each contract or other commitment of Imagitel which requires an aggregate payment by Imagitel after the date hereof of more than $75,000, and any other contract or commitment that in the opinion of the Imagitel management materially affects the business of Imagitel. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 3.17 hereto, Imagitel is not party to or subject to:

               1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

               2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

               3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

               4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

               5. Any contract or agreement with any labor union;

               6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

               7. Any contract restricting Imagitel from carrying on its business anywhere in the United States;

               8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease purchase, or otherwise;

               9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

               10. Any license agreement in which Imagitel is the licensor or licensee;

               11. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or
     (ii) does not terminate, or is not terminable without penalty to Imagitel, or any successors or assigns prior to 30 days from the date hereof.

         3.18. EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.18 hereto contains a complete list of all Benefit Plans sponsored or maintained by Imagitel or under which Imagitel may be obligated ("Imagitel Benefit Plans"). Imagitel has delivered to the Wavetech (i) accurate and complete copies of all Imagitel Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Imagitel Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Imagitel Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Imagitel Benefit Plans (for which annual reports are required) prepared within the last two years. Any Imagitel Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Imagitel Benefit Plan on Schedule 3.18 hereto.

         (b) All Imagitel Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Imagitel Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Imagitel Benefit Plans, that could subject Imagitel to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth in Schedule 3.18 hereto, any Imagitel Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Imagitel Benefit Plan.

         (d) Except as set forth in Schedule 3.18 hereto, Imagitel has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Imagitel has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Imagitel Benefit Plans.

         (e) There are no pending or, threatened claims by or on behalf of any Imagitel Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Imagitel Benefit Plans, alleging any breach of fiduciary duty on the part of Imagitel or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Imagitel Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Imagitel has made all required contributions under the Imagitel Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

         (f) With respect to any Imagitel Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Imagitel Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         3.19. ENVIRONMENTAL MATTERS. Imagitel is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Imagitel has not, nor to Imagitel's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Imagitel (including, without limitation, the buildings or structures thereon) (the "Real Property"). Imagitel has not, nor to Imagitel's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Imagitel has not, nor to Imagitel's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Imagitel has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Imagitel.

         3.20. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 3.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Imagitel or any subsidiary or otherwise utilized by Imagitel or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Imagitel or any subsidiary; (iii) neither Imagitel nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Imagitel or any subsidiary.

         3.21. IMAGITEL INFORMATION. The written information with respect to Imagitel, and its officers, directors, and affiliates which shall have been supplied by Imagitel (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of Wavetech, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Wavetech or on the date of the Wavetech Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Wavetech shareholders with respect to the Merger.

       ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY WAVETECH AND INTERIM

         Wavetech and Interim hereby represent and warrant to Imagitel the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Imagitel, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Wavetech.

         4.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Wavetech is a corporation, duly organized, validly existing and in good standing under the laws of New Jersey, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Wavetech makes such license or qualification necessary. The only subsidiaries of Wavetech are set forth in Schedule 4.1 hereto. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it now being conducted or currently proposed to be conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. All the outstanding shares of capital stock of each subsidiary are validly issued, fully paid and nonassessable, owned by Wavetech, or by a subsidiary of Wavetech, free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Wavetech. Except as set forth in Wavetech's Annual Report on From 10-KSB for the year ended August 31, 1997, Wavetech does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

         4.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Boards of Directors of Wavetech and Interim. Other than the Wavetech Shareholder Approval, no other corporate acts or proceedings on the part of Wavetech or Interim are required or necessary to authorize this Reorganization Agreement or the Merger.

         4.3. BINDING EFFECT. Subject to receipt of the Shareholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Wavetech and Interim, enforceable against Wavetech and Interim in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Wavetech and Interim in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Wavetech and Interim and enforceable against Wavetech and Interim in accordance with its terms, subject to the exceptions in the previous sentence.

         4.4. CAPITALIZATION OF WAVETECH. The authorized capital stock of Wavetech consists solely of (1) 50,000,000 authorized shares of common stock ($0.001 par value), of which 16,282,252 are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of Wavetech are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Wavetech, or pursuant to which Wavetech is or may become obligated to issue any shares of its capital stock. None of the shares of the Wavetech Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Wavetech's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Except for Interim (which is wholly-owned by Wavetech), Wavetech does not hold 10% of any class of equity securities of any other company or legal entity, except for those wholly owned subsidiaries disclosed in Wavetech's public SEC filings.. The authorized capital stock of Interim consists solely of (i) 10,000 authorized shares of common stock ($ 1.00 par value), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Interim are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Interim, or pursuant to which Interim is or may become obligated to issue any shares of its capital stock.

         4.5. ABSENCE OF DEFAULTS. Neither Wavetech nor Interim is in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Neither Wavetech nor Interim is in default under, or in violation of, any agreement to which Wavetech or Interim is a party, the effect of which default or violation would have a material adverse effect on Wavetech or Interim or their respective business operations or prospects. Except as disclosed in
Schedule 4.5 hereto, neither Wavetech nor Interim is in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on Wavetech or its business operations or prospects.

         4.6 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Wavetech or, Interim is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Wavetech or Interim, or (iv) violate any provisions of Wavetech's or Interim's charter or Bylaws. To the best of Wavetech's knowledge, no other party to any material agreement to which Wavetech or Interim is a party is in default thereunder or in breach of any provision thereof. To the best of Wavetech's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         4.7. NECESSARY APPROVALS. (a) Wavetech has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Wavetech. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Wavetech in connection with the execution and delivery of this Reorganization Agreement or the consummation by Wavetech of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 4.7 attached hereto, Wavetech is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Wavetech as a result of this Reorganization Agreement.

         (b) Schedule 4.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Wavetech or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         4.8. FINANCIAL STATEMENTS. The audited financial statements of Wavetech at and for each of the fiscal years ended August 31, 1995, 1996 and 1997, and the unaudited monthly statements subsequent to August 31, 1997 (the "Wavetech Financial Statements") all of which have been provided to Imagitel, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of Wavetech at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Wavetech have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Wavetech.

         4.9. TAX RETURNS. Wavetech files its income tax returns and maintains its tax books and records on the basis of a taxable year ending August 3 1. Wavetech has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Wavetech has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Wavetech is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Wavetech does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Wavetech does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Wavetech which, if determined adversely, would result in the assertion of any deficiency.

         4.10. UNDISCLOSED LIABILITIES. (a) Except for the liabilities which are disclosed in the Wavetech Financial Statements or as set forth on Schedule 4.10 hereto, Wavetech has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since August 31, 1997, there has been (i) no material adverse change in the business or operations of Wavetech, (ii) no incurrence by or subjection of Wavetech to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Wavetech not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Wavetech Financial Statements at and for the periods subsequent to August 31, 1997.

         (b) Except as set forth an Schedule 4.10 hereto, Wavetech has not since August 31, 1997 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Wavetech or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Wavetech or any subsidiary in the future.

         (c) Since August 31, 1997, Wavetech's accounts payable have been accrued and paid in a manner consistent with Wavetech's prior practice and at no point in time since August 31, 1997 have Wavetech's aggregate past due accounts payable been more than $ 450,000.

         (d) Wavetech has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its PlU to such carriers. As of September 30, 1997, Wavetech does not have, and at the Closing Wavetech will not have, any liability on account of PIU. Wavetech's revenue from international traffic is fully collectible at the recorded amounts thereof, less a provision for bad debts not in excess of 25%
thereof, and the subsidiaries of Wavetech will not have any operating loss in excess of $6,500,000 for the period from March 8, 1995 through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents Or distributors, governmental entities or other Persons, and (iii) and potential litigation costs related to any of the foregoing.

         4.11. TITLE TO PROPERTIES, ENCUMBRANCES. Wavetech has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 4.11 hereto.

         4.12. LITIGATION. Except as shown on Schedule 4.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Wavetech, or to its knowledge affecting Wavetech, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Wavetech, and Wavetech knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Wavetech specifically or to which Wavetech is subject.

         4.13. REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech.

         4.14. BROKERS. Wavetech has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         4.15. EXPENDITURES. Schedule 4.15 hereto sets FORTH ANY SINGLE EXPENDITURE of $25,000 or more proposed to be made by Wavetech after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Wavetech will advise Imagitel of any changes to Schedule 4.15 hereto reflecting additions or deletions thereto since the date hereof.

         4.16 INSURANCE. Schedule 4.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Wavetech, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Wavetech taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing

Date. There is no reason known to Wavetech that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         4.17. CONTRACTS AND COMMITMENTS. Schedule 4.17 hereto sets forth each contract or other commitment of Wavetech which requires an aggregate payment by Wavetech after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the Wavetech management materially affects the business of Wavetech. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 4.17 hereto, Wavetech is not party to or subject to:

               1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

               2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

               3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

               4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

               5. Any contract or agreement with any labor union;

               6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

               7. Any contract restricting Wavetech from carrying on its business anywhere in the United States;

               8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;

               9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

               10. Any license agreement in which Wavetech is the licensor or licensee;

               11. Any material contract or agreement, not of the type covered by any of the other items of this Section 4.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or
     (ii) does not terminate, or is not terminable without penalty to Wavetech, or any successors or assigns prior to 30 days from the date hereof.

         4.18. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.18 hereto contains a complete list of all Benefit Plans sponsored or maintained' by Wavetech or under which Wavetech may be obligated ("Wavetech Benefit Plans"). Wavetech has delivered to Imagitel (i) accurate and complete copies of all Wavetech Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Wavetech Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Wavetech Benefit Plans for which financial statements or actuarial reports are required or have been prepared and
         (iv) accurate and complete copies of all annual reports for all Wavetech Benefit Plans (for which annual reports are required) prepared within the last two years. Any Wavetech Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Wavetech Benefit Plan on
         Schedule 4.18 hereto.

                  (b) All Wavetech Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Wavetech Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in
         Section 4975 of the Code or Section 406 of ERISA involving any of the Wavetech Benefit Plans, that could subject Wavetech to any material penalty or tax imposed under the Code or ERISA.

                  (c) Except as set forth in Schedule 4.18 hereto, any Wavetech Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Wavetech Benefit Plan.

                  (d) Except as set forth in Schedule 4.18 hereto, Wavetech has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Wavetech has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Wavetech Benefit Plans.

                  (e) There are no pending or, threatened claims by or on behalf of any Wavetech Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Wavetech Benefit Plans, alleging any breach of fiduciary duty on the part of Wavetech or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Wavetech Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Wavetech has made all required contributions under the Wavetech Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                  (f) With respect to any Wavetech Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Wavetech Benefit Plan that is a group health plan (within the meaning of Section 498013(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         4.19. ENVIRONMENTAL MATTERS. Wavetech is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEC. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Wavetech has not, nor to Wavetech's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Wavetech (including, without limitation, the buildings or structures thereon) (the "Real Property"). Wavetech has not, nor to Wavetech's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Wavetech has not, nor to Wavetech's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Wavetech has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Wavetech.

         4.20. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 4.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Wavetech or any subsidiary or otherwise utilized by Wavetech or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Wavetech or any subsidiary; (iii) neither Wavetech nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Wavetech or any subsidiary.

         4.21. WAVETECH INFORMATION. The written information with respect to Wavetech, and its officers, directors, and affiliates which shall have been supplied by Wavetech (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of Imagitel, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Imagitel or on the date of the Imagitel Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Imagitel shareholders with respect to the Merger.

         4.22 REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech. Without limiting the foregoing, Wavetech has filed all reports required to be filed under the Securities Exchange Act of 1934 for the past 36 calendar months and has filed on a timely basis all reports required to have been filed by Wavetech under the Securities Exchange Act of 1934 during the past 12 months. Since August 31, 1997 Wavetech has not defaulted on any installment or indebtedness for borrowed money or on any rental for any long-term lease.

         4.23. NASDAQ. The Wavetech Common Stock is listed on the Nasdaq small Market.

                 ARTICLE 5. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. CONDUCT OF IMAGITEL PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Imagitel covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of Imagitel before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) Imagitel will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

               (b) Imagitel will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

               (c) Except for:

                    (i) the issuance of capital stock in  connection  with items set forth on Schedule 3.4 hereto, and

                    (ii) the  issuance of up to 5,000 shares of its common stock in connection with the contemplated acquisition of aCOMModation Services, Inc., Imagitel will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it make any other change in its equity capital structure.

               (d) Imagitel will promptly advise Wavetech orally and in writing of any change in the businesses of Imagitel which is or may reasonably be expected to be materially adverse to the business of Imagitel.

               (e) Imagitel will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Imagitel, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Imagitel contained herein to be or become untrue in any material respect.

               (f) Imagitel will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

               (g) Except in the ordinary course of business and except for expenses attendant to the Merger and current contractual obligations, Imagitel will not incur any expense in an amount in excess of $75,000 after the execution of this Reorganization Agreement without the prior written consent of Wavetech,

               (h) Imagitel will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Wavetech), or enter into any employment agreement with any executive officer without the consent of Wavetech except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Wavetech in writing.

               (i) Except as set forth expressly herein, Imagitel will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof.

         5.2. CONDUCT OF WAVETECH PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Wavetech covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of Wavetech before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) Wavetech will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

               (b) Wavetech will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

               (c) Except for:

                    (i) the issuance of capital stock in  connection  with items set forth on Schedule 4.4 hereto, and

                    (ii) the issuance of up to 500,000 shares (pre-reverse split) at not less than $0.53 per share in connection with capital raising transactions which are otherwise acceptable to Imagitel, and

                    (iii) the issuance of 1,428,572 shares  (pre-reverse  split)
               at not less than $0.35 per share to Elgin Investments.

Wavetech will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

               (d) Wavetech will promptly advise Imagitel orally and in writing of any change in the businesses of Wavetech which is or may reasonably be expected to be materially adverse to the business of Wavetech.

               (e) Wavetech will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Wavetech, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Wavetech contained herein to be or become untrue in any material respect.

               (f) Wavetech will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

               (g) Except for expenses attendant to the Merger and current contractual obligations, Wavetech will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of Imagitel.

               (h) Wavetech will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Imagitel), or enter into any employment agreement with any executive officer without the consent of Imagitel except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Imagitel in writing.

         Wavetech will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                       ARTICLE 6. COVENANTS OF THE PARTIES

         6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

         6.2 REGULATORY FILINGS. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such Regulatory Approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. Wavetech shall be responsible for all filings fees required in connection with such approvals or filings.

         6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Mergers which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.

         6.4. AFFILIATES' LETTERS. Imagitel shall deliver to Wavetech a letter identifying all Persons who are, at the time the Corporate Merger is submitted to a vote of the shareholders of Imagitel, "affiliates" of Imagitel for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Imagitel shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Wavetech on or prior to the Effective Time a written agreement, in form reasonably satisfactory to Wavetech that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Imagitel or any Wavetech Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.

         6.5. LISTING OF WAVETECH COMMON STOCK. Wavetech shall use its best efforts to cause the shares of Wavetech Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq Small Cap, subject to official notice of issuance, prior to the Effective Time. Wavetech shall give such notice to Nasdaq as may be required to permit the listing of the Wavetech Common Stock issued in connection with the Merger.

         6.6. TAX TREATMENT; ACCOUNTING TREATMENT. Imagitel and Wavetech shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and at Imagitel's option for "pooling treatment" under GAAP.

         6.7. EXPENSES. The parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with this transaction. Reasonable estimates of these expenses shall be accrued by the month-end immediately prior to the Closing Date.

         6.8 MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article 6 or Article 7 of this Reorganization Agreement.

         6.9. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Imagitel nor Wavetech shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ (and in such case, the parties shall provide prior notice of such disclosure and a reasonable opportunity to comment upon such disclosure).

         6.10. UPDATING OF SCHEDULES. Imagitel and Wavetech shall, at the Closing, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Closing, provided that the furnishing of any such supplement to such schedules shall not modify, limit, or otherwise affect any representations or warranties of Imagitel or Wavetech contained herein or any right of Imagitel or Wavetech to terminate this Reorganization Agreement. Imagitel and Wavetech shall provide to each other drafts of such supplemental schedules at least three (3) business days prior to the Closing Date.

         6.11 DIRECTORS. At the Wavetech Shareholders' Meeting, Wavetech shall have its shareholders authorize that upon Closing:(l) its Board of Directors shall consist of five persons and (2) shall nominate as management's slate five designees of Imagitel.

         6.12. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by Wavetech or as required by applicable law, rules or regulations (including the fiduciary duties of the Imagitel directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Imagitel shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Imagitel.

         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Imagitel or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, Wavetech shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Wavetech.

             ARTICLE 7. CONDITIONS TO WAVETECH'S OBLIGATION TO CLOSE

         The obligation of Wavetech and Interim to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

          7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY IMAGITEL. Each of the acts and undertakings of Imagitel to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Imagitel set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         7.2 CONDUCT OF BUSINESS. The business of Imagitel shall have been conducted in the usual and customary manner, and there shall have been no material adverse change in the business or financial condition of Imagitel from the date hereof through the Closing Date.

         7.3 CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Wavetech, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Wavetech, renders the consummation of this transaction unduly burdensome.

          7.4 CERTIFICATE. Wavetech shall have been furnished with such certificates of officers of Imagitel and/or such certificates of Imagitel shareholders, in form and substance reasonably satisfactory to Wavetech, dated as of the Closing Date, certifying to such matters as Wavetech may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.

          7.5 DUE DILIGENCE. Wavetech shall have completed a due diligence investigation of Imagitel, the results of which shall be reasonably satisfactory to Wavetech.

         7.6 SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.

          7.7 FAIRNESS OPINION. The Board of Directors of Wavetech shall have received a fairness opinion from a reputable investment banking firm, which opinion shall be reasonably acceptable to Wavetech.

         7.8 DISSENTER'S RIGHTS. None of the Imagitel shareholders shall have exercised dissenters' rights.

          7.9 SECURITIES MATTERS. Wavetech shall have receive certificates from Imagitel's shareholders reasonably sufficient for Imagitel's counsel to conclude that the issuance of Wavetech shares in connection with the transactions contemplated herein will be exempt from registration under applicable federal and state securities laws.

          ARTICLE 8. CONDITIONS TO THE OBLIGATION OF IMAGITEL TO CLOSE

          The obligation of Imagitel to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

          8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY WAVETECH AND INTERIM. Each of the acts and undertakings of Wavetech and Interim to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Wavetech and Interim set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

          8.2. TAX OPINION. Imagitel shall have received an opinion from tax counsel satisfactory in form and substance to Imagitel that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          8.3. CONDUCT OF BUSINESS. There shall have been no material casualty or material adverse change in the business or financial condition of Wavetech from the date hereof through the Closing Date.

          8.4. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Imagitel, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Imagitel, renders the consummation of this transaction unduly burdensome.

         8.5.  CERTIFICATE.   Imagitel  shall  have  been  furnished  with  such
certificates  of  officers  of  Wavetech,   in  form  and  substance  reasonably
satisfactory to Imagitel, dated as of the Closing Date, certifying to such matters as Imagitel may reasonably request, including but not limited to the fulfillment of the conditions specified in this Article 8.

         8.6. SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.

         8.7. DUE DILIGENCE. Imagitel shall have completed a due diligence investigation of Wavetech, the results of which shall be reasonably satisfactory to Imagitel.

         8.8. DIRECTORS. The five designees of Imagitel shall have been elected as the entire Board of Wavetech.

         8.9. LINE OF CREDIT. Wavetech shall have put in place a line of credit in the minimum amount of $3.5 million, which shall be acceptable in all respects to Imagitel.

         8.10. REGISTRATION RIGHTS AGREEMENT. Wavetech shall have entered into a piggy-back and demand registration rights agreement acceptable to Imagitel with respect to the registration of Wavetech shares to be issued to Imagitel shareholders.

         8.11. REVERSE STOCK SPLIT. Wavetech shall have effected a reverse stock split of one share for every six shares outstanding. Such stock split may be subject to change by the parties.

                             ARTICLE 9. TERMINATION

         9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of the parties;

               (b) by either Wavetech or Imagitel, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;

               (c) by either Wavetech or Imagitel if the other party has failed to comply with the agreements or fulfill the conditions contained herein, PROVIDED, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either Wavetech or Imagitel and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

               (d) by either Wavetech or Imagitel as set forth in Section 2.2 hereof.

               (e) by either Wavetech or Imagitel, on or before January 31, 1998, if the results of the due diligence investigation of the other party are not satisfactory to the terminating party in its sole discretion.

               (f) By  Imagitel if any updated  schedule  submitted  pursuant to
     Section 6.10 by Wavetech are not satisfactory to Imagitel or by Wavetech if any updated schedules submitted by Imagitel pursuant to Section 6.10 are not satisfactory to Wavetech.

         9.2. EFFECT OF TERMINATION. In the event of termination of this Reorganization Agreement by either Wavetech or Imagitel as provided above, this Reorganization Agreement shall forthwith become void and there shall be no liability hereunder on the part of Wavetech or Imagitel, or their respective officers or directors, except for intentional breach. In the event this Reorganization Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.

                           ARTICLE 10. INDEMNIFICATION

          10.1. INDEMNIFICATION OF OFFICERS AND DIRECTORS. Wavetech covenants and agrees that it will cause each person who is an officer or director of Imagitel and its subsidiaries (an "indemnitee") on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of Imagitel to the maximum extent that a Nevada corporation is permitted by law to indemnify or insure its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. Wavetech, upon request of such indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under applicable Nevada law if such indemnitees had been directors or officers of Wavetech. The provisions of this
Section 10.1 shall survive the Closing and shall be enforceable directly by each officer and director of Imagitel benefited by this Section 10.1.

                            ARTICLE 11. MISCELLANEOUS

          11.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions contemplated hereby.

          11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

          11.3. Binding Agreement. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.

          11.4. Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

          For Wavetech:      ATT: President
                             Wavetech, Inc.
                             5210 East Williams Circle, STE 200
                             Tucson, Arizona 85711

          Copy to:           ATT: Chris Johnson
                             Squire, Sanders et al
                             40 North Central Avenue, STE 2700
                             Phoenix, Arizona 85004

          For Imagitel:      ATT: President
                             Imagitel, Inc.
                             5120 Woodway Drive, STE 7007
                             Houston, Texas 77056

          Copies to:         ATT: Darryl Johnston
                             Cades Schutte et al
                             1000 Bishop Street
                             Honolulu, Hawaii 96813

          11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.6 HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

          11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

          11. 10. NO THIRD PARTY BENEFICIARIES. Except for Section 10.1 hereof, nothing in this Reorganization Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights, obligations or liabilities under or by reason of this Reorganization Agreement.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESSES                                    WAVETECH, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------



WITNESSES                                    WAVETECH INTERIM, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------



WITNESSES                                    IMAGITEL, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------

                                   APPENDIX A
                                 PLAN OF MERGER
                                       OF
                              WAVETECH INTERIM, INC.
                                  WITH AND INTO
                                 IMAGITEL, INC.

         Pursuant to this Plan of Merger (the "Plan of Merger"), Wavetech Interim, Inc. ("Interim"), a Nevada corporation and a wholly-owned subsidiary of Wavetech, Inc., will be merged with and into Imagitel, Inc. ("Imagitel"), a Nevada corporation.
                             ARTICLE 1. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:

         "Certificate of Merger" shall mean the Certificate of Merger to be executed by Interim and Imagitel in a form appropriate for filing with the Secretary of State of Nevada, relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         "Conversion Ratio" shall mean the number of shares of Wavetech Common Stock issuable in exchange for one share of Imagitel Common Stock, as calculated pursuant to Section 3.1 hereof.

         "Conversion Value of Imagitel" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "Conversion Value of Wavetech" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof

         "Fair Market Value" shall mean, with respect to the Wavetech Common Stock for a particular day in question, the average of the closing prices as quoted on the automated quotation system for that particular day and the immediately preceding 29 trading days.

         "Interim Common Stock" shall mean the common stock, par value $1.00 per share, of Interim.

         "Merger" shall mean the merger of Interim with and into Imagitel as more particularly set forth herein and in the Reorganization Agreement.

         "Options" shall mean all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel.

         "Reorganization Agreement" shall mean the Reorganization Agreement among Wavetech, Interim and Imagitel dated the date hereof, to which this Plan of Merger is attached as Appendix A.

         "Surviving Corporation" shall mean Imagitel after consummation of the Merger.

         WAVETECH. Wavetech, Inc. a Nevada corporation headquartered in Tucson, Arizona. Where the context permits, Wavetech shall include all subsidiary entities.

         "Wavetech Common Stock" shall mean the common stock, par value $0.001 per share, of Wavetech.

WAVETECH _______________                 24             _______________ IMAGITEL

                              ARTICLE 2. THE MERGER

         2.1. MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, Interim shall be merged with and into Imagitel. Imagitel shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Nevada.

         2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Certificate of Merger.

         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.

         2.4. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Imagitel as in effect at the Effective Time shall be and remain the certificate of incorporation of the Surviving Corporation.

         2.5.  BYLAWS.  The Bylaws of  Imagitel,  as in effect at the  Effective
Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.

         2.6. PROPERTIES AND LIABILITIES OF IMAGITEL AND-INTERIM. At the Effective Time, the separate existence and corporate organization of Interim shall cease, and Imagitel shall thereupon and thereafter, to the extent consistent with applicable law and with its certificate of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature of Imagitel without. further act or deed.

                            ARTICLE 3. CONSIDERATION

         3.1.  MERGER  CONSIDERATION.  (a) Subject to  adjustment as provided in
Section 3.1(b) below, in connection with the Merger, each Imagitel shareholder shall, by virtue of the Merger and without any action on his part, be entitled to receive 420 shares of Wavetech Common Stock for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time (the "Conversion Ratio"). The Conversion Ratio is calculated on a pre-reverse stock split basis that does not yet include adjustments for a planned 6:1 reverse stock split by Wavetech.

          (b) (1) The Conversion Ratio shall be adjusted such that the number of shares issuable under this Plan of Merger shall be either increased or decreased in the following instances:

Actual Conversion Ratio shall be determined as of month end immediately prior to closing using the following formula:

Actual number of Wavetech Shares Outstanding      Conversion Value of Imagitel
                                                  Conversion Value of Wavetech
--------------------------------------------------------------------------------
                                     210.56

Based upon the following agreed upon conditions:

1) The Conversion Value of Wavetech is $7.9 million with a $300,000 working capital deficit. The Conversion Value of Wavetech shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to the Effective Time exceeds $300,000, then the Conversion Value of Wavetech shall be decreased by an amount equal to the working capital deficit that exceeds $300,000.

               (ii) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to closing is less than $300,000, then the Conversion Value of Wavetech shall be increased by an amount equal to the difference between actual amount and the $300,000 deficit.

2) The Conversion Value of Imagitel is $37.4 million, with no working capital deficit. The Conversion Value of Imagitel shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Imagitel. has positive working capital as of month end immediately prior to the Effective Time, then the Conversion Value of Imagitel shall be increased by an amount equal to the positive working capital.

               (ii) in the event that Imagitel has a working capital deficit as of month end immediately prior to closing, then the Conversion Value of Imagitel shall be decreased by an amount equal to the working capital deficit.

               (iii) the Conversion value of Imagitel shall not change if Imagitel acquires acCOMModation Services, Inc. However, the number of shares outstanding for Imagitel will increase, and the increase will not change the Conversion Ratio - as it is already incorporated into the formula calculations.

         3.2. INTERIM COMMON STOCK. The shares of Interim shall be canceled as a result of the Merger.

         3.3. IMAGITEL COMMON STOCK.  After  consummation of the Merger,  all of
the  outstanding   shares  of  Imagitel  shall  be  held  by  Wavetech  and  its capitalization shall be unchanged.

         3.4. TREASURY SHARES. Any and all shares of Imagitel common stock held as treasury shares by Imagitel shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.

         3.5. FRACTIONAL SHARES. No fractional shares of Wavetech Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Imagitel Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the Wavetech Common Stock on the last trading day immediately preceding the Effective Time.

         3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding Wavetech Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio, all stock prices set forth in this Article 3, and the number and kind of shares under option in the Options and the option price of such Options shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the Imagitel Shareholders and the holders of the Options.

                ARTICLE 4. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF WAVETECH CERTIFICATES; CASH FOR FRACTIONAL SHARES. After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Wavetech or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger (except for Dissenting Shareholders, as provided below). To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled.

         4.2. AUTHORIZED WITHHOLDINGS. Wavetech shall not be obligated to deliver the consideration to which any former holder of Imagitel Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Imagitel Common Stock for exchange as provided in this Article 4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Wavetech or Imagitel. In addition, no dividend or other distribution payable to the holders of record of Wavetech Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Imagitel Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the Imagitel Common Stock certificate both the Wavetech Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.

         4.3. LIMITED RIGHTS OF FORMER IMAGITEL SHAREHOLDERS. Except as provided in Section 4.4 below, after the Effective Time, each outstanding certificate representing shares of Imagitel Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of Imagitel Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of Wavetech Common Stock in exchange therefor as provided in this Plan of Merger.

         4.4. DISSENTING SHAREHOLDERS. Shares of Imagitel Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to Imagitel a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in the corporate law of Nevada (collectively, the "Dissenting Shareholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in the corporate law of Nevada, except that shares of any Dissenting Shareholder who shall thereafter not perfect his right to appraisal as provided in the corporate law of Nevada shall thereupon be deemed to have been converted as of the Effective Time of the Merger, into Wavetech Common Stock, as provided above.

         4.5. STOCK TRANSFER BOOKS. AT the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of Imagitel shall be closed and no transfer of Imagitel Common Stock shall thereafter be made on such stock transfer books.

                            ARTICLE 5. STOCK OPTIONS

         5.1. Options. At the Effective Time, all of the Options shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio.

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